Exhibit 10.18

150 Orchard Road

Orchard Plaza, 08-02

Singapore, 238841

T: +65 6333 7234

F: +65 6333 7235

Malcolm Lewin

Old Manor House,

South Side,

Steeple Aston,

Oxfordshire, OX25 4RR,

United Kingdom

10 July 2011

Dear Mr. Lewin

Consultancy agreement

We are writing to confirm the terms of our agreement concerning the provision of your consultancy services to Singapore Volition Pte. Limited (the “Company”).

1

Term

You shall provide your services to the Company from 15 July 2011 unless and until this agreement is terminated by either party giving to the other not less than four weeks' prior written notice or as otherwise provided in this letter.

2

Duties

2.1

You shall use your best endeavours to promote the interests of the Company and other companies in its group and, unless prevented by ill health or accident, devote at least 12 days in each calendar month to carrying out the duties as the Chief Financial Officer for the Company:

2.2

If you are unable to provide the Services due to illness or injury you shall notify Mr. Cameron Reynolds (CEO) as soon as reasonably practicable.

2.3

You shall ensure that you are available on reasonable notice to provide such assistance or information as the Company may require.

2.4

You have no authority (and shall not hold yourself out as having authority) to bind the Company, unless we have specifically permitted this in writing.

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Fees and expenses

3.1

The Company will pay you a fee of US$5,000 (Five Thousand US Dollars) per month. You shall submit invoices to the Company on a monthly basis setting out the hours that you have worked for the Company during the preceding month. The Company will pay such invoices 15 days of receipt.

3.2

The Company shall reimburse all your reasonable expenses incurred in providing the Services or those expenses agreed in advance as necessary for the proper performance of the Services within 15 days of receipt of your invoice and all relevant receipts.

Other activities

You may be engaged, employed or concerned in any other business, trade, profession or other activity which does not place you in a conflict of interest with the Company. However, you may not be involved in any capacity with a business which does or could compete with the business of the Company without the prior written consent of Mr Cameron Reynolds - CEO.

Confidential information and Company property

5.1

You shall not use or disclose to any person either during or at any time after your engagement by the Company any confidential information about the business or affairs of the Company or any group company or any of its business contacts, or about any other confidential matters which may come to your knowledge in the course of providing the Services. For the purposes of this clause, confidential information means any information or matter which is not in the public domain and which relates to the affairs of the Company or any group company or any of their business contacts.

5.2

The restriction in clause does not apply to:

5.2.1

any use or disclosure authorised by the Company or as required by law; or

5.2.2

any information which is already in, or comes into, the public domain otherwise than through your unauthorised disclosure.

5.3

All documents, manuals, hardware and software provided for your use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company's computer systems or other electronic equipment (including mobile phones if provided by the Company), remain the property of the Company.

6

Termination

The Company may at any time terminate your engagement with immediate effect with no liability to make any further payment to you (other than in respect of any accrued fees or expenses at the date of termination) if:

6.1.1

you are in material breach of any of your obligations under this agreement; or

6.1.2

other than as a result of illness or accident, after notice in writing, you wilfully neglect to provide or fail to remedy any default in providing the Services.

Any delay by the Company in exercising its rights to terminate shall not constitute a waiver of those rights.

7

Obligations on termination

Any Company property in your possession and any original or copy documents obtained by you in the course of providing the Services shall be returned to Mr. Cameron Reynolds - CEO at any time on request and in any event before the termination of this agreement. You also undertake to irretrievably delete any information relating to the business of the Company or any group company stored on any magnetic or optical disk or memory, and all matter derived from such sources which is in your possession or under your control outside the premises of the Company.

8

Status

8.1

You will be an independent contractor and nothing in this agreement shall render you an employee, worker, agent or partner of the Company and you shall not hold yourself out as such.

8.2

You shall be fully responsible for and indemnify the Company against any liability, assessment or claim for:

8.2.1

taxation whatsoever arising from or made in connection with the performance of the Services, where such recovery is not prohibited by law;

8.2.2

any employment-related claim or any claim based on worker status (including reasonable costs and expenses) brought by you or any substitute against the Company arising out of or in connection with the provision of the Services.

The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to you.

9

Variation and third party rights

9.1

This agreement may only be varied by a document signed by both you and the Company.

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9.2

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no person other than you and the Company shall have any rights under it. The terms of this agreement or any of them may be varied, amended or modified or this agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this agreement may be rescinded (in each case), without the consent of any third party.

Governing law and jurisdiction

10.1

This agreement and any dispute or claim arising out of or in connection with it shall be governed by and construed in accordance with the laws of Singapore.

10.2

The courts of Singapore shall have exclusive jurisdiction to settle any dispute or claim arising out of this agreement.

Please acknowledge receipt of this letter and acceptance of its terms by signing, dating and returning the enclosed copy.

Yours sincerely,

/s/ Cameron Reynolds

Cameron Reynolds

For and on behalf of

Singapore Volition Pte. Limited

I hereby acknowledge receipt and accept the contents of this letter.

Signed /s/ Malcom Lewin

Malcolm Lewin

Date 12 July 2011

___________________________________________________________________________________________________________

Singapore Volition Pte. Limited

(Registered in Singapore with Company No. 201016543R)

e-mail : info@volitionrx.com  website : www.volitionrx.com

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